Exhibit 99.1

NEWS RELEASE

Mitel Leverages Strong Cash Position to Voluntarily Pay Down $25 Million Against Existing

Credit Facility

Management Tightens Guidance for Fourth Quarter 2015

OTTAWA, Ontario – January 21, 2016 (GLOBE NEWSWIRE) — Mitel® (Nasdaq:MITL) (TSX:MNW), a global leader in real-time business, cloud and mobile communications, announced that as a result of its strong cash position, the company will be making a $25 million payment against its existing credit facility. The payment is consistent with the company’s commitment to shareholders and the investment community to utilize surplus cash reserves to reduce debt.

“Mitel runs a disciplined business model that benefits from rigorous operational execution and synergies being achieved through our acquisition integration programs,” said Steve Spooner, Chief Financial Officer for Mitel. “Our solid execution through the fourth quarter has allowed the business to generate cash in excess of our immediate working capital needs which is enabling us to make a voluntary debt reduction payment of $25 million.”

Based on the company’s preliminary views to performance for the period ended December 31, 2015, management is today revising its guidance for financial performance by tightening the ranges of: Non-GAAP Revenues; Non-GAAP Gross Margin; Adjusted EBITDA; and Non-GAAP EPS. Non-GAAP Revenues and non-GAAP Gross Margin % exclude the effect of purchase accounting adjustments.

	Original Q4-2015 Guidance	Revised Q4-2015 Guidance
Non-GAAP Revenues	$315 million to $340 million	$330 million to $335 million
Non-GAAP Gross Margin %	53% to 55%	53% to 54%
Adjusted EBITDA %	14% to 17%	17% to 18%
Non-GAAP EPS	$0.22 to $0.27	$0.27 to $0.28

Mitel’s actual fourth quarter and audited full year 2015 results are planned to be issued before the market opens on Thursday, February 25, 2016. Details of the fourth quarter fiscal 2015 conference call will be confirmed in a separate announcement.

Non-GAAP Financial Measurements

This press release includes references to non-GAAP financial measures including Adjusted EBITDA, non-GAAP net income, non-GAAP operating expenses, Non-GAAP Revenues and Non-GAAP Gross Margin. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. We use these non-GAAP financial measures to assist management and investors in understanding our past financial performance and prospects for the future, including changes in our operating results, trends and marketplace performance, exclusive of unusual events or factors which do not directly affect what we consider to be our core operating performance. Non-GAAP measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. Investors are cautioned that non-GAAP financial measures should not be relied upon as a substitute for financial measures prepared in accordance with generally accepted accounting principles. Please see reconciliation of our historical non-GAAP financial measures to the most directly comparable U.S. GAAP measure in our earnings release filed on November 5, 2015.

About Mitel

A global market leader in enterprise and mobile communications powering more than 2 billion business connections and 2 billion mobile subscribers every day, Mitel (Nasdaq:MITL) (TSX:MNW) helps businesses and mobile carriers connect, collaborate and provide innovative services to their customers. Our innovation and communications experts serve more than 60 million business users in more than 100 countries, and 130 mobile service providers including 15 of the top 20 mobile carriers in the world. We are uniquely powering the mobile enterprise using the real-time cloud. For more information, go to www.mitel.com and follow us on Twitter @Mitel.

Mitel is the registered trademark of Mitel Networks Corporation.

All other trademarks are the property of their respective owners.

Forward Looking Statements

Some of the statements in this press release are forward-looking statements (or forward-looking information) within the meaning of applicable U.S. and Canadian securities laws. These include statements using the words believe, target, outlook, may, will, should, could, estimate, continue, expect, intend, plan, predict, potential, project and anticipate, and similar statements which do not describe the present or provide information about the past. There is no guarantee that the expected events or expected results will actually occur. Such statements reflect the current views of management of Mitel and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, operational and other factors. Any changes in these assumptions or other factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Mitel, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial guidance or other projections; the integration of Mavenir and the ability to recognize the anticipated benefits from the acquisition of Mavenir; the anticipated size of the markets and continued demand for Mitel and Mavenir products and the impact of competitive products and pricing that could result from the announcement of the acquisition of Mavenir; access to available financing on a timely basis and on reasonable terms; Mitel’s ability to achieve or sustain profitability in the future since its acquisition of Aastra; fluctuations in quarterly and annual revenues and operating results; fluctuations in foreign exchange rates; current and ongoing global economic instability, political unrest and related sanctions; intense competition; reliance on channel partners for a significant component of sales; dependence upon a small number of outside contract manufacturers to manufacture products; and, Mitel’s ability to successfully implement and achieve its business strategies including its growth of the company through acquisitions and the integration and realization of synergies resulting from recently acquired businesses. Risks are described under the heading “Risk Factors” in Mitel’s Annual Report on Form 10-K for the year ended December 31, 2014, and filed with the SEC on February 26, 2015, and Mitel’s Quarterly Report on Form 10-Q for the period ended September 30, 2015, and filed with the SEC on November 5, 2015. Forward-looking statements speak only as of the date they are made. Except as required by law, Mitel does not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

MITL-F

Contact Information

Media – Americas Camille Beasley 469-212-0433 camille.beasley@mitel.com	Media – EMEA/AP Duncan Miller +44 (0) 1291 612 646 duncan.miller@mitel.com

Investor Michael McCarthy 469-574-8134, michael.mccarthy@mitel.com	Industry Analyst Cynthia Navarro 469-574-8113 cynthia.navarro@mitel.com